Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact: Michael Sund
February 28, 2007	(858) 503-3233

FORMER BMW RESEARCH & DEVELOPMENT CHIEF BURKHARD GOESCHEL

JOINS MAXWELL TECHNOLOGIES BOARD OF DIRECTORS

SAN DIEGO, Calif. — Maxwell Technologies, Inc. (Nasdaq: MXWL) announced today that Professor Burkhard Goeschel, who retired in November 2006 as a member of the six-person Management Board of BMW Group, with overall responsibility for research, development and purchasing, has been appointed to Maxwell’s board of directors.

Dr. Richard Balanson, Maxwell’s president and chief executive officer, said that Goeschel’s extensive experience and contacts in the automotive industry will make him a valuable strategic resource to management as the company accelerates development and delivery of ultracapacitor-based energy storage and power delivery solutions for transportation applications.

“Professor Goeschel understands ultracapacitor technology and how it can be applied to optimize energy storage solutions for hybrid and electric drive trains and to better satisfy the growing electrical system needs of all vehicles,” Balanson said. “He has indicated that he intends to take an active role as a sounding board for our technical staff, as well as tapping his extensive worldwide network of transportation industry contacts to assist in Maxwell’s business development efforts.”

Goeschel, 61, joined BMW in 1978, and advanced through a series of technical and management positions in the company’s automotive and motorcycle groups before being appointed to its Management Board in 2000. Earlier, he spent two years as a Group Leader for engine product development with Daimler Benz. He holds a PhD degree in engineering from Stuttgart University and bachelors and masters degrees in mechanical engineering from the Technical University of Munich. He is an honorary professor of the Technical University in Graz, Austria, holds an honorary doctorate from the Technical University of Munich and is a member of the university’s management board and a trustee of its Institute for Advanced Studies. He is a member of the Council for Technical Sciences of the Union of German Academies of Sciences and Humanities, serves on the Research Commission and the Scientific and Ethical Advisory Board for state of Bavaria, and was general chairman of the Society of Automotive Engineers (SAE) 2006 World Congress.

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

###